Exhibit 16.1

PLS CPA, A Professional Corp.

t 4725 MERCURY STREET SUITE 210 t SAN DIEGO t CALIFORNIA 92111 t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 764-5480

t E-MAIL changgpark@gmail.com t

September 12, 2017

U.S. Securities & Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen

We have read the statements included under Item 4.01 in the Form 8-K, dated September 12, 2017 of Sharing Services, Inc. to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our dismissal.

We have no basis to agree or disagree with any other statements of the Registrant contained therein.

Very truly yours,

/s/ pls cpa

____________________________

PLS CPA, A Professional Corp.